Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS APRIL SALES; REAFFIRMS

FIRST QUARTER EARNINGS OUTLOOK

-- Comparable Store Sales Increase 0.3% --

HOUSTON, TX, May 6, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended May 1, 2004 increased 40.0% to $91.7 million from $65.5 million in the prior year four-week period ended May 3, 2003. Comparable store sales increased 0.3% versus an increase of 4.3% last year. The Company noted that the increase in total sales resulted primarily from the inclusion of the Peebles stores in this year's results, as well from the sales generated by the 19 net new stores that have been added subsequent to April of last year.

The Company further reported that its accessories, cosmetics, footwear, men's, misses sportswear and special sizes departments led the way with comparable store sales increases during the month.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We were able to achieve a comparable store sales increase in April despite the fact that we were going up against our strongest monthly comparable store sales performance for all of last year. Additionally, I see our April sales performance as encouraging, since our comparable store sales results were impacted by a shorter pre-Easter shopping period this year, as Easter occurred on April 11th versus April 20th of last year."

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Stage Stores Reports April Sales

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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2004	2003*	2004	2003
February	8.0%	(8.1)%	$87.8	$59.5
March	5.5	(13.9)	110.2	73.0
April	0.3	4.3	91.7	65.5
1st Quarter	4.5%	(6.8)%	$289.7	$198.0

*2003 actual results are restated to include Peebles' comparable store sales.

For the first quarter, the Company reported that total sales increased by 46.3% to $289.7 million from $198.0 million last year, while comparable store sales increased by 4.5% versus a decrease of 6.8% for the prior year period. The Company noted that the increase in total sales resulted primarily from the inclusion of the Peebles stores in this year's results, as well from the sales generated by the 19 net new stores that have been added subsequent to the end of last year's first quarter.

The Company stated that it continues to expect to report earnings for the first quarter consistent with its prior guidance of between $0.87 and $0.93 per diluted share. The Company plans to release actual first quarter results on May 20th.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 517 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the first quarter of the 2004 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the

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Stage Stores Reports April Sales

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forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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